Exhibit 99.1

FOR IMMEDIATE RELEASE

PRIMORIS SERVICES CORPORATION DECLARES CASH DIVIDEND

COMPANY COMPLETES REPURCHASE OF COMMON STOCK WARRANTS

Lake Forest, CA — May 20, 2009 — Primoris Services Corporation (NASDAQ GM: PRIM; PRIMU; PRIMW) (“Primoris” or “Company”), one of the largest specialty contractors and engineering companies in the United States, today announced that its Board of Directors has declared a $0.025 per share cash dividend to stockholders of record as of June 30, 2009, payable on July 15, 2009.

The Company also announced that it repurchased 188,500 common stock purchase warrants (“warrants”) at a total cost of $93,759 under a previously announced Rule 10b5-1 trading plan with CJS Securities, Inc.  The warrants, which were repurchased during the period March 27, 2009 through May 15, 2009, will be retired.  Following the completion of the repurchase plan, approximately 4.7 million warrants remain issued and outstanding.  Each warrant entitles the holder to purchase one share of the Company’s common stock at a price of $5.00 per share and is exercisable at any time on or prior to October 2, 2010, unless earlier redeemed.

About Primoris

Primoris, through various subsidiaries, is one of the largest specialty contractors and engineering companies in the United States, primarily serving the growing power and energy sectors. Primoris provides a wide range of construction, fabrication, maintenance and replacement services, as well as engineering services to major public utilities, petrochemical companies, energy companies, municipalities and other customers.  Primoris is also a leading water and wastewater contractor in the state of Florida, and a specialist in designing and constructing complex commercial and industrial concrete structures in California.  For additional information on Primoris, please visit www.primoriscorp.com.

Company Contact	The Equity Group Inc.
Peter J. Moerbeek	Devin Sullivan
Executive Vice President, Chief Financial Officer	Senior Vice President
(949) 454-7121	(212) 836-9608
pmoerbeek@primoriscorp.com	dsullivan@equityny.com

Gerrard Lobo
Senior Account Executive
(212) 836-9610
globo@equityny.com

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